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                                                                 EXHIBIT 99.1


                     ENERGY BIOSYSTEMS COMPLETES $7.1 MILLION
                           COMMON STOCK PRIVATE PLACEMENT


     THE WOODLANDS, Texas, June 15/PRNewswire/ -- Energy BioSystems Corporation (Nasdaq: ENBC) announced that it has raised $7.1 million ($6.8 million net proceeds) through the private placement of 1,589,597 shares of Common Stock (with warrants attached) at $2.00 per share and 2,205,734 shares of Common Stock (without warrants) at $1.80 per share. In connection with the shares sold at $2.00 per share, the Common issued three year warrants to purchase an additional 317,919 shares of Common Stock at $2.40 per share.

     "We are pleased to have raised this level of funds on these terms," said William Nasser, the Company's Chairman and Chief Executive Officer. "We now have approximately $7.4 million in cash, which is anticipated to provide sufficient financing for operations through first quarter 2001. We believe that the proceeds of the private placement together with other funds projected to be available in the next two years should be sufficient to fund continued development of our biocatalytic desulfurization technology through to commercialization."

     The private placement was not registered under the Securities Act of 1933 and was made in reliance on exemptions from the registration requirements of the Securities Act. Shares of Common Stock may not be offered or sold by the purchasers of such shares without registration under the Securities Act or an applicable exemption from registration. The Company expects to file for registration of the shares under the Securities Act within 60 days of the closing.

     As a result of this financing, the Company's unaudited May 31, 1999 actual and proforma balance sheets are as follows:









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                            ENERGY BIOSYSTEMS CORPORATION
                                SUMMARY BALANCE SHEET


                                                                               Proforma
                                                       May 31, 1999          May 31, 1999
                                                       (unaudited)            (unaudited)
Assets:
     Current Assets                                       $1,323,820          $ 8,123,820
     Long term Assets                                      2,596,832            2,596,832
Total Assets                                              $3,920,652          $10,720,652

Liabilities & Shareholders' Equity:
     Current Liabilities                                  $  742,720          $   742,720
     Stockholders' Equity                                  3,177,932            9,977,932
Total Liabilities and Stockholders' Equity                $3,920,652          $10,720,652


     Energy BioSystems Corporation is a United States-based leading edge biotechnology company developing biocatalytic processes for commercial petroleum refining and industrial chemical production. The Company's focus has been on developing biocatalytic desulfurization, a proprietary process using enzymes to remove sulfur from petroleum, including fuels, while operating at mild temperature and pressure. This process is expected to help refiners and vehicle manufacturers worldwide economically meet increasingly stringent environmental regulations on sulfur emissions, while reducing CO2 emissions and energy consumption. The process is also capable of producing high volumes of organo-sulfur chemical building blocks which are projected to be useful for a wide variety of applications including hydrotropes, surfactants and detergents, adhesives, polymers, bonding agents, and coatings.

     Additional information about Energy BioSystems is available at the Company's website: www.energybiosystems.com.

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including but not limited to certain risks, uncertainties and assumptions, including but not limited to, the Company's ability to raise additional capital on a timely basis on favorable terms, the development of the Company's proprietary technology, government regulations, competitive technologies, and the Company's ability to control expenditures. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors" included in the Company's annual report or Form 10-K for the year ended December 31, 1998.

SOURCE              Energy BioSystems Corporation      6/15/99
/CONTACT            Paul G. Brown, III, Chief Financial Officer and Investor
                    Relations of Energy BioSystems Corporation, 281-364-6140/
/Web site:          http://www.energybiosystems.com/
(ENBC)


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